Exhibit 12

Morgan Stanley

Ratio of Earnings to Fixed Charges

and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(dollars in millions)

	Three Months Ended		Nine Months Ended		Fiscal Year
	August 31, 2005	August 31, 2004(1)	August 31, 2005	August 31, 2004(1)	2004	2003	2002	2001	2000
Ratio of Earnings to Fixed Charges

Earnings:
Income before income taxes (2)	$1,742	$1,273	$5,231	$5,128	$6,818	$6,160	$4,859	$5,809	$8,531
Add: Fixed charges, net	6,028	4,195	16,344	10,126	14,871	12,856	12,688	20,653	18,104

Income before income taxes and fixed charges, net	$7,770	$5,468	$21,575	$15,254	$21,689	$19,016	$17,547	$26,462	$26,635

Fixed Charges:
Total interest expense	$5,986	$4,150	$16,172	$9,994	$14,707	$12,693	$12,515	$20,491	$17,950
Interest factor in rents	42	45	172	132	164	163	173	162	154
Dividends on preferred securities subject to mandatory redemption	—	—	—	45	45	154	87	50	28

Total fixed charges	$6,028	$4,195	$16,344	$10,171	$14,916	$13,010	$12,775	$20,703	$18,132

Ratio of earnings to fixed charges	1.3	1.3	1.3	1.5	1.5	1.5	1.4	1.3	1.5

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

Earnings:
Income before income taxes (2)	$1,742	$1,273	$5,231	$5,128	$6,818	$6,160	$4,859	$5,809	$8,531
Add: Fixed charges, net	6,028	4,195	16,344	10,126	14,871	12,856	12,688	20,653	18,104

Income before income taxes and fixed charges, net	$7,770	$5,468	$21,575	$15,254	$21,689	$19,016	$17,547	$26,462	$26,635

Fixed Charges:
Total interest expense	$5,986	$4,150	$16,172	$9,994	$14,707	$12,693	$12,515	$20,491	$17,950
Interest factor in rents	42	45	172	132	164	163	173	162	154
Dividends on preferred securities subject to mandatory redemption	—	—	—	45	45	154	87	50	28
Preferred stock dividends	—	—	—	—	—	—	—	50	56

Total fixed charges and preferred stock dividends	$6,028	$4,195	$16,344	$10,171	$14,916	$13,010	$12,775	$20,753	$18,188

Ratio of earnings to fixed charges and preferred stock dividends	1.3	1.3	1.3	1.5	1.5	1.5	1.4	1.3	1.5

(1)	Certain prior-period information has been reclassified to conform to the current year’s presentation.
(2)	Income before income taxes does not include losses from unconsolidated investees, dividends on preferred securities subject to mandatory redemption, (loss)/gain on discontinued operations and cumulative effect of accounting change, net.

“Earnings” consist of income before losses from unconsolidated investees, income taxes, (loss)/gain on discontinued operations, cumulative effect of accounting change and fixed charges, less dividends on preferred securities subject to mandatory redemption. “Fixed charges” consist of interest cost, including interest on deposits, dividends on preferred securities subject to mandatory redemption, and that portion of rent expense estimated to be representative of the interest factor.

The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.